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                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/Sr. VP, Cygnus
                                   (650) 369-4300 www.cygn.com
                                   Lisa Burns/Burns McClellan
                                   (212) 213-0006



FOR IMMEDIATE RELEASE

                  CYGNUS RESTRUCTURES $43 MILLION CONVERTIBLE NOTES;
                         PRINCIPAL REDUCED TO $24.5 MILLION.

Redwood City, Ca. - October 30, 1998 - Cygnus, Inc. (Nasdaq: CYGN) announced the restructuring of the 4% Senior Subordinated Convertible Notes due 2005. Key provisions in the restructured notes include the reduction of principal from $43 million to $24.5 million, a delay in the convertibility of the majority of the notes to June 30, 1999, modification of conversion prices of the notes and the ability of the Company to redeem at par at any time all or part of the new principal amount of the notes.

"We believe restructuring the Convertible Notes is in the best interests of our shareholders. Our objectives were to limit potential dilution of our common stock and to provide increased predictability in our capital structure. We believe that by substantially reducing the principal and delaying the convertibility of the majority of the notes until June 30, 1999, we have addressed these objectives," stated John C. Hodgman, President and Chief Executive Officer of Cygnus. "We would not have been able to restructure the notes without the willingness of the Note Holders to work toward an acceptable solution. In addition, we appreciate the on-going support of our shareholders as we position Cygnus for the future," Mr. Hodgman concluded.

Cygnus will redeem $18.5 million of the original principal amount of the notes. All of the remaining $24.5 million principal amount of the notes are redeemable by the Company at par with accrued interest. In addition, $18.5 million of the notes will not be able to be converted into Common Stock by the Note Holders until June 30, 1999 and after, effectively a five-month delay from the original agreement. The restructured notes are divided into three tranches. One tranche has an original principal amount of $6 million and is convertible in whole or in part into Common Stock at any time, at a price that is fixed until June 30, 1999, subject to a potential upward adjustment on February 1, 1999, in each case based on certain market formulas. Thereafter, the conversion price will reflect market prices. The second tranche also has an original principal amount of $6 million but cannot be converted into Common Stock until June 30, 1999, at which time the second tranche becomes convertible in whole or in part on June 30, 1999 at a price determined on such date based on certain market formulas. The third tranche of the restructured notes has an original principal amount of $12.5 million and cannot be converted into Common Stock until July 1, 1999. Beginning July 1, 1999, no more than 15% of the second and third tranches may be converted per calendar month at

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conversion prices which reflect market prices.  Any portions of the 15% monthly amounts of the second and third tranches that are not converted in the relevant month may be rolled over for conversion in future months. If the Company calls the second tranche of Notes ($6 million) for redemption before February 1, 1999, the Note Holders will be entitled to convert not more than 50% of such notes called before the redemption occurs. If the Company calls the third tranche of Notes ($12.5 million) for redemption before July 1, 1999, the Note Holders will not be entitled to convert any portion of such tranche so called. The Note Holders will otherwise be entitled to convert Notes called for redemption before the redemption occurs, at conversion prices based on market formulas. Interest on the new principal balance will be paid at the annual rate of 5.5%. The final maturity of the notes is October 1, 2000. The Company refers you to its SEC Form 8-K, which will be filed relating to the restructuring and will include copies of definitive documentation for the restructuring, for specific conversion pricing formulas and other provisions.

Petkevich and Partners provided financial advice to Cygnus.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: an automatic and continuous glucose monitoring device (the GlucoWatch-Registered Trademark- monitor) and transdermal drug delivery systems. The Company currently has two products in the market and a number of other products in different stages of clinical trials

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the timely development, government approvals, the signing of marketing alliances, commercial introduction and market acceptance of the GlucoWatch monitor and the Company's other products in development, and the potential impact of changes in the price of the Company's stock. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.


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